Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of YY Group Holding Limited on Amendment No. 3 to Form F-1 of our report dated August 18, 2023, except for Note 11 and Note 12, which are dated November 13, 2023 with respect to our audits of the consolidated statements of financial position of YY Group Holding Limited as of December 31, 2022 and 2021, the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum Asia CPAs LLP

New York, New York

February 13, 2024

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001
Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com